宝兆CANNIS

CANNISAPP SDN BHD (1274590-W)

Level 9, Melilea Tower, No. 6, Avenue 3 , The Horizon, Bangsar South,
No. 8, Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia
Tel: (603)2242 0484

Date: 1st September 2018

MOHAMMAD MUSTAQIM BIN ABDULLAH
(NRIC: 741028-10-5209)
NO.11, JALAN SENTOSA 41,
OFF JALAN MERU,
TAMAN BUNGA MELOR,
41050 KLANG, SELANGOR

Dear **Mr. Mustaqim,**

LETTER OF EMPLOYMENT – APPOINTMENT AS CHIEF OPERATION OFFICER

Further to your application and our interview for the above position, we are pleased to offer you an employment on the following terms. You will also be subject to the terms and conditions as agreed and amended from time to time by the Company as outlined in its policies, procedures, employee handbooks and other relevant documents.

(1) Position

The designation of your position is **CHIEF OPERATION OFFICER .** You are subject to transfer from one department to another within the same company or the same group of business entities as and when necessary.

(2) Date of Commencement

You will report to work at 11.00 a.m. commencing on **1st September 2018.**

(3) Normal Hours of Work

The office working hours are from 11:00 a.m. to 7:00 p.m., from Monday to Friday. The Company may require you to vary the pattern of your working hours if required on a temporary or permanent basis should the needs of the Position require this.

(4) Salary

Your basic salary shall be **RM** 15, 000**.00** to be paid on a monthly basis at the end of each month in arrears to a bank account of your choice. The company reserve the rights of extending the probation period should you fail to meet the job requirements and performance. Increment is discretionary and based on your performance. The basic salary will be review again upon the confirmation of your employment.

(5) EPF and SOCSO & EIS

Memberships of the Employees Provident Fund (EPF) and the *Pertubuhan Keselamatan Sosial* (SOCSO & EIS) are obligatory. Contributions of the memberships are compulsory and subject to the statutory rates and by-laws of the respective bodies.

(6) Medical Leave and Benefits

You are entitled to sixteen (16) days sick leave per annum and the normal medical expenses which are certified by a General Practitioner (excluding dental and ophthalmic) shall be paid for by the company after the probationary period.

(7) **Annual Leave**

You are entitled to twenty-four (24) days leave per annum. All leave applications should be submitted and approved before the commencement of the said leave. In the case of emergency, you must inform the company in the earliest possible during the day.

(8) **Bonus**

An annual staff bonus is payable at the sole discretion of the company.

(9) **Retirement**

The official retirement age of all employees in this company is at the age of sixty (60). Subsequent employment service may be extended on a yearly contract basis.

(10) **Confidential Information**

Any information disclosed from the company to you, as well as any information you have access to or have learned, generated or created by you, whether alone or jointly with others, shall be "Confidential Information". Confidential Information includes but is not limited to: source codes, programming information, any agreements, client lists, client details, pricing information, trade secrets and other proprietor business and management methods, competitive analysis and strategies, employment, management and other organisational information, all other technical, marketing, operational, business, management, financial information of any nature whatsoever relating to the business of the company and any extracts therefrom. Confidential Information shall also include any information provided to the company by third parties and is subject to obligations of confidentiality.

Confidential Information shall not include: information that at the time of disclosure is publicly available, information which later becomes publicly available through no act or omission of the Employee, or information that Employee independently developed without the use of Company's Confidential Information.

By accepting this letter of employment, you acknowledge and agree that you will not, during the course of your employment or thereafter, except with the written consent of the management of this company, as required by law or in the performance of your duties, use or disclose Confidential Information relating to this company and its business. You also agree to keep confidential all Confidential Information and to preserve the confidential and proprietary nature of the Confidential Information at all times.

Upon the termination or expiration of your employment with the company or upon written request from the company, you shall return all Confidential Information and the company's property in your possession including, without limitation, all originals, copies, translations, notes, or any other form of said material, without retaining any copy or duplicates thereof, and promptly to delete or destroy any and all written, printed, electronic or other material or information derived from the Confidential Information.

(11) **No Ownership**

All rights, titles and interest in and to any Confidential Information will remain the property of the company. You also agree to assign to the company all your right, title, interest in and to any discoveries, inventions and improvements, whether a registrable intellectual property or not,

that you make, conceive or suggest, whether alone or jointly with others, while you are under the employment of the company.

(12) No Solicitation

You agree that from the Date of Commencement of your employment and for a period of two (2) years thereafter, you will not (and will not assist or encourage others to), directly or indirectly, on your own behalf or on behalf of or in conjunction with any person or entity, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any clients, merchants, agents, employees or any persons or parties related to the company to terminate or alter their relationship with the company in any way.

(13) No Competition

You agree that at no time from the Date of Commencement of your employment and for a period of two (2) years thereafter, you will not engage in any business activity which is competitive with the company nor work for any company which competes with the company.

(14) Prior Commitments and Indemnification

You represent and warrant that you are free to sign this letter of employment, and is not bound by any employment agreement, non-disclosure agreement, non-competition agreement or any other agreement, document or obligation, that may infringe on or limit your ability or in any manner prevent you from performing any of the obligations under your Position, or that may result in liability to the company in any manner, action, suit or other proceeding concerning your former employment with any former employer or the termination thereof. You shall indemnify and hold the company harmless against any and all costs, legal fees, losses, liabilities and expenses resulting from claims, demands, suits, actions or judgments arising out of or in any way related to your representations, warranties, covenants, agreements, acknowledgments or assignments as set forth in this letter of employment.

(15) Termination

During the period of probation, either the company or you may give seven (7) days' notice in writing to the other party to terminate your employment under this letter.

Upon confirmation of permanent employment, the company may terminate your services by default and with immediate effect if:

(a) you have been charged with or have been alleged to commit a criminal offence;

(b) after due inquiry, you are found guilty by the company of misconduct of a grave nature;

(c) you become medically (whether physically or mentally) unfit to the point where you are unable to render your services to the company effectively.

Otherwise,

a) one (1) month's notice in writing shall be required by either the company or yourself – for executive or below positions;

b) two (2) months' notice in writing shall be required by either the company or yourself – for senior executive positions; and

c) **three (3) months' notice in writing shall be required by either the company or yourself – for manager or higher positions.**

If the above terms and conditions are acceptable to you, please sign and return the duplicate copy of this letter.

Yours truly,

CHING EU BOON
Chief Executive Officer

I hereby confirm my acceptance of the above-mentioned terms and conditions of employment:

Name: **MOHAMMAD MUSTAQIM BIN ABDULLAH**
NRIC: **741028-10-5209**
Date: